EXHIBIT 99.1

Whole Foods Market Reports Third Quarter Results

Company Produces Record Sales of $3.6 Billion, EBITDA Margin of 9.7%, and Diluted Earnings per Share of $0.43;
Company Provides Fourth Quarter Guidance and Announces Plans for Up to Five 365 by Whole Foods Market Store Openings Next Year

AUSTIN, Texas, July 29, 2015 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (NASDAQ:WFM) today reported results for the 12-week third quarter ended July 5, 2015. For the quarter, total sales increased 8% to a record $3.6 billion. Comparable store sales on a constant currency basis increased 1.3%, including an estimated 95 basis point negative impact from Easter shifting from the third quarter last year to the second quarter this year and from Team Member Appreciation Double Discount Day, which was held in the prior year only. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $353 million, or 9.7% of sales, and diluted earnings per share were $0.43. Results include an expense of $8 million, or $0.01 per diluted share, related to the implementation of California's new paid sick leave law.

During the quarter, the Company produced $287 million in cash flow from operations and invested $220 million in capital expenditures, resulting in free cash flow of $67 million. In addition, the Company returned $47 million in quarterly dividends to shareholders and repurchased $98 million of common stock, or 2.1 million shares. The Company ended the quarter with total cash and cash equivalents, restricted cash, and investments of approximately $1.0 billion. Return on invested capital increased 68 basis points to 15%.

"In the third quarter, our sales increased 8% to a record $3.6 billion translating to healthy EBITDA margin and return on invested capital," said Walter Robb, co-chief executive officer of Whole Foods Market. "A strong balance sheet and cash flow of $1 billion year to date have enabled us to self-fund our new store development and strategic growth initiatives while returning over $325 million to our shareholders through dividends and share repurchases."

"In this rapidly changing marketplace, we believe we are taking the necessary steps to position ourselves for the longer term," added Robb. "We remain focused on innovating and evolving to best serve our customers' diverse purchasing preferences. From the unique experience of our Whole Foods Market stores, to our growing online channel for home delivery, to the exciting launch of our 365 by Whole Foods Market stores, we are making investments to extend our reach to both new and existing customers."

The following table provides information on the Company's comparable store sales trends for the second and third quarters and for the first three weeks of the fourth quarter through July 26, 2015. Results for the second and third quarters are adjusted to exclude the Easter shift. Results for the third quarter are also adjusted to exclude the negative impact of Team Member Appreciation Double Discount Day, which was held in the prior year only. Sales of a store are deemed comparable commencing in the 57th full week after the store was opened or acquired and are presented on a constant currency basis. Companies define comparable store sales differently; thus, growth rates across companies may not be comparable.

	Comparable Store	Increase in	Increase in
	Sales Growth	Transactions	Basket Size
Q2 ended April 12, 2015	3.1%	0.7%	2.4%
Q3 ended July 5, 2015	2.2%	0.5%	1.7%

Q2 - last nine weeks ended April 12, 2015	2.4%

Q3 - first 10 weeks ended June 21, 2015	2.6%
Q3 - last two weeks ended July 5, 2015	0.4%*

Q4 - first three weeks ended July 26, 2015	0.6%
* Weights and measures audit in New York City stores garnered national media attention.

Gross margin, excluding LIFO, declined 66 basis points to 35.6% due primarily to an increase in cost of goods sold as a percentage of sales. There was no LIFO charge in the current year versus an $11 million charge in the prior year, a positive impact of 31 basis points year over year. Results reflect the Company's more aggressive efforts to improve its price relevancy as well as higher shrink in the last two weeks of the quarter given purchases were planned for a higher level of sales heading into the 4th of July holiday.

SG&A increased 24 basis points to 28.4% of sales due mainly to higher depreciation as a percentage of sales. Results included an expense of $8 million, or 21 basis points, related to the implementation of California's new paid sick leave law.  Excluding this expense, the Company maintained labor expense discipline and improved wages as a percentage of sales.

Comparable stores sales growth by age class for the trailing four quarters, on a constant currency basis, is provided in the following table.

	Trailing			Average Age
	Four-Quarter Comps	# of Stores	% of Square Footage	(s.f. weighted)
> 11 years	1.9%	174	38%	17
5 to 11 years	2.3%	110	37%	8
< 5 years	8.7%	99	25%	3
All comparable stores	3.3%	383	100%	10

Year-to-Date Results

For the 40-week period ended July 5, 2015, total sales increased 9% to $12.0 billion. Comparable store sales increased 3.3%. Average weekly sales per store were $728,000, translating to sales per gross square foot of approximately $990. EBITDA was $1.1 billion, or 9.2% of sales. Diluted earnings per share were $1.32, a 10% increase over the prior year.

Year to date, the Company has produced $997 million in cash flow from operations and invested $679 million in capital expenditures, of which $411 million related to new stores. This resulted in free cash flow of $318 million. In addition, the Company has paid $137 million in quarterly dividends to shareholders and repurchased $188 million of common stock. Subsequent to the end of the quarter, the Company repurchased $3 million of common stock, leaving $709 million in authority remaining.

Growth and Development

In the third quarter, the Company opened eight new stores, including two former Dominick's locations. In the fourth quarter, the Company has opened two new stores, including one former Dominick's location, and expects to open eight additional stores, including a relocation and former Dominick's location.

The Company recently signed eight new leases for four Whole Foods Market and four 365 by Whole Foods Market stores. In addition, the Company has renegotiated one lease in development, converting it from a Whole Foods Market to a 365 by Whole Foods Market store.  The Whole Foods Market leases average 48,000 square feet and are located in Akron, OH; Exton, PA; Charleston, SC; and Kirkland, WA. The 365 by Whole Foods Market leases average 30,000 square feet and are located in Los Angeles and Santa Monica, CA; Portland, OR; Houston, TX; and Bellevue, WA. These 365 by Whole Foods Market leases reflect stores scheduled to open through 2017.

"We are really excited about the progress we have made with securing real estate in markets where there is high demand for both quality food and value in a convenient format. We plan to open up to five 365 by Whole Foods Market stores in the second half of next year with the expectation of doubling the number of openings in 2017," said Jeff Turnas, president of 365 by Whole Foods Market. "Our first opening will be in the Silver Lake area of Los Angeles, which we think is an ideal community to bring a modern shopping experience that draws from the best innovations of Whole Foods Market stores and gives them a new expression.  With a fresh format and unique product assortment, we think 365 will offer convenience and value while providing the quality standards and transparency that consumers love and expect."

The Company currently has 424 stores totaling approximately 16 million square feet and expects to cross the 500-store mark in fiscal year 2017. Longer term, the Company sees demand for more than 1,200 Whole Foods Market stores in the United States. The Company's new 365 by Whole Foods Market format expands the growth opportunity beyond 1,200 stores. The following table provides additional information about the Company's new and acquired stores and development pipeline for Whole Foods Market and 365 by Whole Foods Market stores scheduled to open through fiscal year 2021.

			Current Leases
New Store Information	FY14	FY15 YTD	Signed
Number of stores (including relocations)	38	30	114
Relocations	1	5	14
Percentage in new markets	55%	10%	19%
Total square footage	1,408,000	1,283,000	4,908,000

Fourth Quarter and Fiscal Year 2015 Outlook

If current comparable store sales growth trends continue, the Company would expect sales growth of approximately 7% and diluted earnings per share of $0.34 to $0.35 in the fourth quarter. The Company has opened two new stores and expects to open eight additional stores, including one relocation.

The Company notes that average weekly sales and gross margin are lowest in the fourth fiscal quarter due to seasonally slower sales during the summer months.  In addition, results in the fourth quarter of the prior year included a LIFO charge of $5 million.

For fiscal year 2015, the Company expects:

  Sales growth of approximately 9%
  Comparable store sales growth in the low single digits
  Square footage growth of 10% based on 38 new stores, including five relocations
  EBITDA margin of approximately 9%
  ROIC greater than 14%

For next fiscal year, the Company expects ending square footage growth of approximately 9%, or 7.5% growth on a weighted square footage basis reflecting the back-end loaded store opening schedule.  The Company will provide other fiscal year 2016 targets next quarter.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market is the leading retailer of natural and organic foods, the first national "Certified Organic" grocer, and uniquely positioned as America's Healthiest Grocery Store™. In fiscal year 2014, the Company had sales of approximately $14 billion and currently has 424 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 91,000 team members and has been ranked for 18 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine. For more information, please visit www.wholefoodsmarket.com/values-matter.

Disclaimer on Forward-looking Statements

Certain statements in this press release and from time to time in other filings with the Securities and Exchange Commission, news releases, reports, and other written and oral communications made by us and our representatives, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as "anticipate," "believe," "estimate," "expect," "continue," "could," "can," "may," "will," "likely," "depend," "should," "would," "plan," "predict," "target," and similar expressions, and include references to assumptions and relate to our future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this analysis are forward-looking statements that involve risks and uncertainties that may cause our actual results to be materially different from such forward-looking statements and could materially adversely affect our business, financial condition, operating results and cash flows. These risks and uncertainties include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other factors which are often beyond the control of the Company, as well other risks listed in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2014 and Quarterly Report on Form 10-Q for the second quarter ended April 12, 2015, and risks and uncertainties not presently known to us or that we currently deem immaterial.

We wish to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial-in number is (877) 876-9177, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com/company-info/investor-relations.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except per share amounts)

	12 weeks ended		40 weeks ended
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Sales	$ 3,632	$ 3,377	$ 11,951	$ 10,938
Cost of goods sold and occupancy costs	2,339	2,163	7,721	7,048
Gross profit	1,293	1,214	4,230	3,890
Selling, general and administrative expenses	1,032	951	3,392	3,107
Operating income before pre-opening and store closure	261	263	838	783
Pre-opening expenses	12	18	53	45
Relocation, store closure and lease termination costs	2	2	12	9
Operating income	247	243	773	729
Investment and other income, net of interest expense	5	4	12	10
Income before income taxes	252	247	785	739
Provision for income taxes	98	96	306	288
Net income	$ 154	$ 151	$ 479	$ 451

Basic earnings per share	$ 0.43	$ 0.41	$ 1.33	$ 1.22
Weighted average shares outstanding	358.5	365.0	359.6	369.9

Diluted earnings per share	$ 0.43	$ 0.41	$ 1.32	$ 1.21
Weighted average shares outstanding, diluted basis	360.5	367.2	362.2	372.9

Dividends declared per common share	$ 0.13	$ 0.12	$ 0.39	$ 0.36

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	12 weeks ended		40 weeks ended
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Net income (numerator for basic and diluted earnings per share)	$ 154	$ 151	$ 479	$ 451
Weighted average common shares outstanding (denominator for basic earnings per share)	358.5	365.0	359.6	369.9
Incremental common shares attributable to dilutive effect of share-based awards	2.0	2.2	2.6	3.0
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	360.5	367.2	362.2	372.9

Basic earnings per share	$ 0.43	$ 0.41	$ 1.33	$ 1.22
Diluted earnings per share	$ 0.43	$ 0.41	$ 1.32	$ 1.21

Whole Foods Market, Inc.
Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	12 weeks ended		40 weeks ended
	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Net income	$ 154	$ 151	$ 479	$ 451
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	3	4	(15)	1
Other comprehensive income (loss), net of tax	3	4	(15)	1
Comprehensive income	$ 157	$ 155	$ 464	$ 452

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
(In millions)

Assets	July 5, 2015	September 28, 2014
Current assets:
Cash and cash equivalents	$ 257	$ 190
Short-term investments - available-for-sale securities	434	553
Restricted cash	128	109
Accounts receivable	216	198
Merchandise inventories	484	441
Prepaid expenses and other current assets	102	97
Deferred income taxes	183	168
Total current assets	1,804	1,756
Property and equipment, net of accumulated depreciation and amortization	3,163	2,923
Long-term investments - available-for-sale securities	178	120
Goodwill	710	708
Intangible assets, net of accumulated amortization	80	81
Deferred income taxes	69	132
Other assets	32	24
Total assets	$ 6,036	$ 5,744

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$ 3	$ 2
Accounts payable	291	276
Accrued payroll, bonus and other benefits due team members	405	379
Dividends payable	47	43
Other current liabilities	511	557
Total current liabilities	1,257	1,257
Long-term capital lease obligations, less current installments	60	60
Deferred lease liabilities	578	548
Other long-term liabilities	71	66
Total liabilities	1,966	1,931

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 600.0 shares authorized; 377.1 shares issued; 358.6 and 360.4 shares outstanding at 2015 and 2014, respectively	2,895	2,863
Common stock in treasury, at cost, 18.5 and 16.7 shares at 2015 and 2014, respectively	(809)	(711)
Accumulated other comprehensive loss	(22)	(7)
Retained earnings	2,006	1,668
Total shareholders' equity	4,070	3,813
Total liabilities and shareholders' equity	$ 6,036	$ 5,744

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	40 weeks ended
	July 5, 2015	July 6, 2014
Cash flows from operating activities
Net income	$ 479	$ 451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	331	286
Share-based payment expense	51	51
LIFO expense	3	11
Deferred income tax expense (benefit)	47	(30)
Excess tax benefit related to exercise of team member stock options	(10)	(8)
Accretion of premium/discount on marketable securities	14	22
Deferred lease liabilities	24	28
Other	10	8
Net change in current assets and liabilities:
Accounts receivable	(19)	(46)
Merchandise inventories	(47)	(24)
Prepaid expenses and other current assets	(4)	(13)
Accounts payable	16	22
Accrued payroll, bonus and other benefits due team members	26	28
Other current liabilities	72	76
Net change in other long-term liabilities	4	(3)
Net cash provided by operating activities	997	859
Cash flows from investing activities
Development costs of new locations	(411)	(329)
Other property and equipment expenditures	(268)	(196)
Purchases of available-for-sale securities	(458)	(648)
Sales and maturities of available-for-sale securities	497	959
Purchases of intangible assets	(3)	(19)
Decrease (increase) in restricted cash	(19)	2
Payment for purchase of acquired entities, net of cash acquired	(4)	(73)
Other investing activities	(5)	(17)
Net cash used in investing activities	(671)	(321)
Cash flows from financing activities
Purchase of treasury stock	(188)	(478)
Common stock dividends paid	(137)	(126)
Issuance of common stock	61	35
Excess tax benefit related to exercise of team member stock options	10	8
Other financing activities	(1)	(1)
Net cash used in financing activities	(255)	(562)
Effect of exchange rate changes on cash and cash equivalents	(4)	(2)
Net change in cash and cash equivalents	67	(26)
Cash and cash equivalents at beginning of period	190	290
Cash and cash equivalents at end of period	$ 257	$ 264

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$ 263	$ 329

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation.

The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The following is a tabular reconciliation of the non-GAAP financial measure Adjusted EBITDA to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	12 weeks ended		40 weeks ended
EBITDA and Adjusted EBITDA	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Net income	$ 154	$ 151	$ 479	$ 451
Provision for income taxes	98	96	306	288
Investment and other income, net of interest expense	(5)	(4)	(12)	(10)
Operating income	247	243	773	729
Depreciation and amortization	106	88	331	286
EBITDA	353	331	1,104	1,015
Share-based payment expense	14	15	51	51
Deferred rent	8	13	27	30
Adjusted EBITDA	$ 375	$ 359	$ 1,182	$ 1,096

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	12 weeks ended		40 weeks ended
Free Cash Flow	July 5, 2015	July 6, 2014	July 5, 2015	July 6, 2014
Net cash provided by operating activities	$ 287	$ 240	$ 997	$ 859
Development costs of new locations	(116)	(122)	(411)	(329)
Other property and equipment expenditures	(104)	(41)	(268)	(196)
Free Cash Flow	$ 67	$ 77	$ 318	$ 334

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Return on Invested Capital ("ROIC") as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines ROIC as adjusted earnings divided by average invested capital. Adjustments to earnings are defined in the following tabular reconciliation. Invested capital reflects a trailing four-quarter average.

	52 weeks ended
ROIC	July 5, 2015	July 6, 2014
Net income	$ 607	$ 572
Interest expense, net of tax	--	--
Adjusted earnings	607	572
Total rent expense, net of tax[1]	258	235
Estimated depreciation on capitalized operating leases, net of tax[2]	(172)	(157)
Adjusted earnings, including the effect of capitalized operating leases	$ 693	$ 650

Average working capital, excluding current portion of long-term debt	$ 525	$ 814
Average property and equipment, net	2,999	2,550
Average other assets	1,090	1,128
Average other liabilities	(620)	(556)
Average invested capital	3,994	3,936
Average estimated asset base of capitalized operating leases[3]	3,378	3,073
Average invested capital, including the effect of capitalized operating leases	$ 7,372	$ 7,009

ROIC	15.2%	14.5%
ROIC, including the effect of capitalized operating leases	9.4%	9.3%

[1] Total rent includes minimum base rent of all tendered leases
[2] Estimated depreciation equals two-thirds of total rent expense
[3] Estimated asset base equals eight times total rent expense
CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204

         Media Contact:
         Robin Kelly
         Robin.Kelly@wholefoods.com
         617.417.3895